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November 16, 2001


ICM, Inc.
310 N. First Street
Colwich, KS  67030

Re:      Temporary to Permanent
         Management Placement Agreement
         Western Plains Energy, LLC
         Campus, KS Project

Gentlemen:

         This Letter of Understanding is intended to outline the principle terms and understanding upon which ICM, Inc. (ICM) would provide Western Plains Energy, LLC (the "Company") with plant management services through the use of a plant manager hired and trained by ICM. The intent of this position and arrangement is to provide the Company quality plant start up and operation. While the general terms are set out herein, this service is anticipated to begin during the later stages of plant construction and continue for the agreed upon term. It is understood that after project funding is completed, a contract for these services will be entered into between the parties.

SCOPE AND TERMS

HIRING:
         For a fee of $250,000 annually, paid by the Company to ICM, ICM will interview and hire a plant manager for the WPE ethanol plant to be built near Campus, KS. The date of hiring is anticipated to be 6-9 months prior to plant startup. The term of the agreement will be for two years with ICM responsible for paying the salary and benefits of the employee during this time.

TRAINING AND RESPONSIBILITIES:
         The manager will be trained by ICM and be reporting to ICM management though also responsible to act in accordance with the business decisions of The Board of Managers. Under the guidance of ICM, the manager shall have day-to-day control of plant operations and be given authority and responsibility, at the Company's expense, to take actions appropriate to accomplish the purposes of the Company. Spending authorities will be established in the final temporary to permanent management contract agreement between ICM and the Company.

ICM SUPPORT:
         During the two-year contract agreement, the plant manager will have access to the technical and scientific knowledge base of ICM management and employees as support for effective plant operations. This will include, but is not limited to support for process consulting, engineering services, Distributive Control System assistance, monitoring and microbiology


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assistance. While ICM is responsible for the plant manager's salary and benefits, expenses such as travel, meals and lodging for ICM personnel in support of the plant during this period will be paid for by the Company.

TERMINATION:
         Termination of the plant manager during this two year period will be only for cause at the discretion of ICM or a majority vote of The Board of Managers of the Company with cause being defined as illegal conduct, unethical conduct, substandard plant operating performance as compared to other plants in the region not managed by ICM for a period of 6 months or sale, change of control or dissolution of ICM.

TRANSITION:
         Based on the manager's favorable performance, it is anticipated that The Board of Managers of the Company will transition this employee into a full time the Company employee as the plant manager at comparable or improved benefits at the expiration of this two-year agreement. This decision will be made at least 6 months prior to the expiration of the two-year employment contract with ICM.

It is anticipated that a non-voting Advisory Seat on The Board of Managers will be made available to ICM during the time period that the manager is an ICM employee.

It is understood and agreed that this letter agreement between ICM and the Company does not constitute the entire agreement, but is a reasonable overview of the main issues to be addressed in a contract regarding ICM providing a plant manager after financial close is achieved.

Jeff Roskam                                      Jeff Torluemke

 /s/ Jeff Roskam                                  /s/ Jeff Torluemke
----------------------------                     -------------------------------

Its: Senior Vice President                       Its: CEO

ICM, Inc.                                        Western Plains Energy, LLC
310 North First Street                           P.O. Box 77
Colwich, KS  67030                               Hoxie, KS  67740